Exhibit 10.2

October 23, 2006

Charles R. Carelli, Jr.
Vice President Finance
EXACT Sciences Corporation
100 Campus Drive
Marlborough, MA  01752

Re:  Employee Retention Agreement

Dear Mr. Carelli:

This letter agreement (“Agreement”) will confirm the terms of severance payments due to you by EXACT Sciences Corporation (“EXACT” or the “Company”) under the circumstances described below.

1.     Subject to the conditions set forth below, you will be entitled to receive “Severance Payments” (as set forth below in Section 2) for a period of twelve (12) months (the “Severance Period”) (i) upon the termination of your employment by the Company for any reason other than Cause (as defined below), or (ii) following the occurrence of any one of the events set forth in (A), (B) or (C) below within one year following the closing of (x) the sale by the Company of all or substantially all of its assets, or (y) the merger or consolidation of the Company with or into another entity in a transaction where the shares of the Company’s capital stock outstanding immediately prior to the closing of such merger or consolidation represent or are converted into or exchanged for shares that represent less than a majority of the shares of capital stock of the resulting or surviving entity outstanding immediately after the closing of such merger or consolidation (each of the foregoing being referred to as “Business Event”):

(A) the termination of your employment for any reason other than Cause; or

(B) you suffer a material diminution in job responsibility or a material reduction in compensation; or

(C) the Company moves your place of employment more than 35 miles from the Company’s current office location in Marlborough, Massachusetts.

Notwithstanding anything to the contrary contained in this Paragraph 1, the issuance by the Company of its capital stock in an equity financing, either in a private or public transaction, shall not constitute a Business Event.  For purposes of this Agreement, the following shall constitute “Cause” for such termination: (i) any act, whether or not involving you or any affiliate, of fraud or gross misconduct, the latter of which shall be considered to include any act of a sexual nature that would be expected to be offensive to a reasonable employee; (ii) dishonest statements or acts by you with respect to EXACT or any affiliate of EXACT; (iii) the commission by you of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iv) gross negligence, willful misconduct or insubordination by you with respect to EXACT or any affiliate of EXACT; or (v) a breach by you of any of your obligations under this Agreement or any nondisclosure or noncompetition agreement with EXACT or an affiliate of EXACT.

2.     The Severance Payments will be equal to salary continuation at a rate equal to your base salary at the time of your termination of employment from EXACT or its successor. The Severance Payments will be paid in accordance with EXACT’s, or its successors, then existing payroll practices as such practices may be established or modified from time to time. The Severance Payments shall be subject to applicable federal, state and local withholding and payroll taxes. You will only be entitled to Severance Payments upon the occurrence of the events specified in Section 1 of this Agreement and all Severance Payments shall cease upon your obtaining full-time employment at any time during the Severance Period. You will not be entitled to any Severance Payments or other benefits if you voluntarily resign from EXACT or if your employment is terminated by EXACT for Cause.

3.     You shall be entitled to a retention bonus (a “Retention Bonus”) in the amount of Ninety Thousand Dollars ($90,000) to be paid at the earlier of (i) December 31, 2007, provided, that you are an employee in good standing at the time of payment, and (ii) your earlier termination by EXACT or its successor without Cause.  The Retention Bonus shall be payable in a lump sum payment. The total unpaid Retention Bonus amount shall be accelerated and payable to you upon the occurrence of (i) the sale by EXACT of all or substantially all of its assets, (ii) the merger or consolidation of EXACT with or into another entity in a transaction where the shares of EXACT’s capital stock outstanding immediately prior to the closing of such merger or consolidation represent or are converted into or exchanged for shares that represent less than a majority of the shares of capital stock of the resulting or surviving entity outstanding immediately after the closing of such merger or consolidation, or (iii) a vote by EXACT’s Board of Directors or stockholders to commence with the liquidation, dissolution or winding up of EXACT.

4.     Prior to, and as a condition of, receiving the Severance Payments set forth in this Agreement, you agree to sign a full and comprehensive release in a form and of a scope acceptable to the Company and you at the time of your termination of employment. EXACT shall have no obligation to pay you any Severance Payments unless and until it receives this release executed by you and all statutory waiting periods have expired.

5.     If you materially breach your obligations under any agreement entered into between you and EXACT, including, without limitation, any non-disclosure or non-competition agreement, the Company may immediately cease payment of all Severance Payments set forth in this Agreement. The cessation of any Severance Payments shall be in addition to, and not as an alternative to, any other remedies at law or in equity available to EXACT, including the right to seek specific performance or an injunction.

6.     Nothing in this Agreement is intended, or shall be construed, to restrict or otherwise limit EXACT’s right to terminate your employment with or without Cause and with or without notice. This letter is not a guarantee of continued employment, it being understood you are and continue to be employed at-will.

7.     Breach of any of the terms of this Agreement by you shall be considered a material breach of this Agreement. In the event of such a breach, EXACT shall be released from any obligations to make any Severance Payments under this Agreement or, if any such payments have been made, EXACT shall be entitled to recover from you any amounts already paid under this Agreement in addition to any and all of its remedies under law arising of such breach.

8.     This Agreement sets forth the entire Agreement of the parties with respect to the subject matter hereof and expressly supersedes and replaces all prior commitments, agreements and understandings among the parties with respect to the subject matter hereof.  This Agreement may not be changed orally. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Please indicate your acceptance of this Agreement by signing the enclosed copy of this letter and returning it to me.

Very truly yours,

/s/ Don Hardison
Don Hardison
President and Chief Executive Officer

Accepted and Agreed:

/s/ Charles R. Carelli, Jr.
Name: Charles R. Carelli, Jr.
Title: Vice President Finance